ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

April 29, 2013

Columbia Variable Portfolio – Mid Cap Growth Fund

Columbia Funds Variable Insurance Trust I

c/o Columbia Management Investment Services Corp.

225 Franklin Street

Boston, MA 02110

Columbia Variable Portfolio – Mid Cap Growth Opportunity Fund

Columbia Funds Variable Series Trust II

c/o Columbia Management Investment Services Corp.

225 Franklin Street

Boston, MA 02110

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated as of October 9, 2012, by and between Columbia Funds Variable Insurance Trust I, a Delaware statutory trust (the “Target Trust”) on behalf of one of its series, Columbia Variable Portfolio – Mid Cap Growth Fund (“Target Fund”), and Columbia Funds Variable Series Trust II, a Massachusetts business trust (the “Acquiring Trust”), on behalf of one of its series, Columbia Variable Portfolio – Mid Cap Growth Opportunity Fund (“Acquiring Fund,” together with Target Fund, the “Funds”), and, solely with respect to paragraphs 7.3 and 10.2 of the Agreement, the Funds’ investment adviser, Columbia Management Investment Advisers, LLC. The Agreement describes a proposed RIC-to-Partnership Reorganization (the “Reorganization”) to occur on the date of this letter (the “Closing Date”), pursuant to which Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Target Fund, following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in complete liquidation and termination of Target Fund. Capitalized terms not defined herein are used herein as defined in the Agreement.1

Target Fund is a series of the Target Trust, which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder’s option. Target Fund has elected to be a regulated investment company for federal income tax purposes under section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).2

[1]	In this letter, “a Fund” or “the Fund” refers to either of Acquiring Fund or Target Fund, “each Fund” refers to the each of Acquiring Fund and Target Fund, and “the Funds” refer to Acquiring Fund and Target Fund collectively.
[2]	Unless otherwise indicated, all section references are to the Code.

Acquiring Fund is a series of the Acquiring Trust, which is registered under the 1940 Act as an open-end management investment company. Prior and subsequent to the distribution of the Acquiring Fund Shares by Target Fund to Target Fund shareholders, Acquiring Fund was and will continue to be treated as a partnership that is not a publicly traded partnership for federal income tax purposes pursuant to Treasury Regulation § 301.7701-3 and IRS Private Letter Rulings 200726012 and 200726013 (June 29, 2007).3

Each Fund serves as a funding vehicle for variable annuity and variable life insurance contracts (each, a “Contract”) issued or administered by certain insurance companies (each, an “Insurance Company”). Each Insurance company establishes separate accounts, including subaccounts, (the “Separate Accounts”) through which it holds shares of a Fund in order to fund the Insurance Company’s obligations to the holders of the Contracts, under Contracts such insurance company issues or administers. References herein to “shareholders” of a Fund are to the separate accounts and other permitted investors that own shares in the Fund.

Each Fund has represented that the Acquiring Fund Shares are and will continue to be held by no more than 100 holders.4 Further, each Fund has represented that: (i) no Contract owner has the right to select or to recommend particular investments or investment strategies for the Fund or for any Separate Account; and (ii) participation in the performance of (i.e., indirect investment in) the Separate Accounts is available solely through the purchase of a Contract and is not otherwise publicly available. Thus, for federal income tax purposes, each interest in the Fund held through a Separate Account of an insurance company is owned by the issuer of the applicable Contract, and not by the Contract owner.

For purposes of this opinion, we have considered the Agreement, the combined Prospectus/Proxy Statement dated November 30, 2012, and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof (the “Representation Letters”), representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and

[3]	On July 26, 2006, the shareholders of Acquiring Fund (RiverSource Life Insurance Company and RiverSource Life Insurance Co of New York) requested private letter rulings from the IRS confirming that Acquiring Fund was and will continue to be treated as a partnership that is not a publicly traded partnership for federal income tax purposes. On April 4, 2007, the IRS issued Priv. Ltr. Ruls. 200726012 and 200726013 confirming the above. In connection with these ruling requests, the shareholders of Acquiring Fund represented that the Acquiring Fund Shares were and would continue to be held by no more than 100 holders, and that each interest in Acquiring Fund held by a Separate Account of an insurance company was and would be owned by the issuer of the applicable Contract, and not by the Contract owner.
[4]	For purposes of this representation, the holder of Acquiring Fund Shares held through one or more separate accounts of an Insurance Company is the Insurance Company.

will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete; and (iii) any representation made in any of the documents referred to herein “to the best of the knowledge” of any person or party is true without regard to such qualification.

The facts represented to us in the Representation Letters and our review of the foregoing materials support the conclusion that, based on the analysis and subject to the considerations set forth below, Target Fund’s tax basis in its assets will carry over to Acquiring Fund, Acquiring Fund’s holding period in those assets will include Target Fund’s holding period therein, and Target Fund’s distribution of the Acquiring Fund Shares will eliminate the tax liability of Target Fund with respect to any gain recognized upon the distribution of the Acquiring Fund Shares to Target Fund shareholders.

Acquiring Fund’s Basis and Holding Period in the Transferred Assets

On the Closing Date, Target Fund will transfer all of its assets to Acquiring Fund in exchange for the Acquiring Fund Shares, and Acquiring Fund will assume all the liabilities of Target Fund. We believe this transfer will qualify as a contribution of property to a partnership by a partner within the meaning of section 721 of the Code. As a result, Acquiring Fund’s basis in the assets received from Target Fund in the exchange will be determined under section 723 of the Code, which states: “The basis of property contributed to a partnership by a partner shall be the adjusted basis of such property to the contributing partner at the time of the contribution increased by the amount (if any) of gain recognized under section 721(b) to the contributing partner at such time.”

Section 721(b) provides that gain will be realized “on a transfer of property to a partnership which would be treated as an investment company (within the meaning of section 351) if the partnership were incorporated.” The definition of “investment company” for this purpose, and more generally the rules for application of this provision, are found in Treasury Regulations under section 351 of the Code.5 Under Treasury Regulation § 1.351-1(c)(i), gain is not recognized on a transfer to a partnership under section 721(b) unless “the transfer results, directly or indirectly, in diversification of the transferors’ interests.” Under Treasury Regulation § 1.351-1(c)(6), “a transfer of stocks and securities will not be treated as resulting in a diversification of the transferors’ interests if each transferor transfers a diversified portfolio of stocks and securities.” Target Fund has represented that it will transfer to Acquiring Fund a diversified portfolio of assets within the meaning of Treasury Regulation § 1.351-1(c)(6), and Acquiring Fund has represented that it expects to offer its shares continuously to permitted shareholders under Treasury Regulation § 1.817-5(f) in exchange for cash, following the

[5]	Code § 721(b). See General Explanation of the Tax Reform Act of 1976 (H.R. 1062, 94th Congress, Public Law 94-455) prepared by the Joint Committee on Taxation, December 29, 1976, at 657.

Reorganization. As a result, under section 723 of the Code, Acquiring Fund’s basis in assets transferred to Acquiring Fund by Target Fund in the Reorganization will be equal to Target Fund’s basis in such assets immediately prior to the Reorganization, except for assets with respect to which gain or loss is otherwise required to be recognized by reason of the Reorganization as described in paragraph (i) of this opinion below.6

Given the foregoing treatment of Acquiring Fund’s tax basis, Acquiring Fund’s holding period in the assets received from Target Fund in the Reorganization, other than any asset with respect to which gain or loss is required to be recognized as described in paragraph (i) of this opinion below, will include Target Fund’s holding period in such assets, under section 1223(2) of the Code.

Potential Application of the Disguised Sale Rules

Notwithstanding the above, we note that if or to the extent the transfer of Target Fund assets (the “Transferred Assets”) in connection with the Reorganization were treated as a “disguised sale” under section 707(a)(2)(B) of the Code, such transfer would be treated as a sale or exchange of the Transferred Assets rather than a contribution of property under section 721(a), in which case Acquiring Fund’s basis in the Transferred Assets would be the assets’ fair market value and the holding period would not include Target Fund’s holding period in such assets. As an open-end fund, Acquiring Fund is required to redeem shares for cash or other consideration upon the demand of shareholders,7 raising the question whether the disguised sale rules could apply to redemptions by former Target Fund shareholders following the Reorganization.

Section 707(a)(2)(B) could possibly apply in lieu of section 721(a) where a person transfers property to a partnership for which property the person receives or is deemed to receive cash or other consideration. If a transfer of property to the partnership and transfer of cash to the partner are made within two years of each other, the transfer is presumed to be a disguised sale unless the facts and circumstances clearly establish otherwise.8 The regulations set forth a list of factors relevant to a determination of whether a disguised sale has occurred that we believe do not point towards a disguised sale in these circumstances.9 In this case, each of Target Fund and Acquiring Fund has represented that Target Fund shareholders will receive no consideration

[6]	Acquiring Fund has represented that it has no election in place under section 754 of the Code, so Acquiring Fund’s basis in its assets, including the assets received from Target Fund in the exchange, is not further adjusted in connection with the Reorganization.
[7]	See sections 2(a)(32) and 22(e) of the 1940 Act.
[8]	Treas. Reg. § 1.707-3(c). In addition, when the transfer of property and the transfer of cash occur within two years of each other, the transfers must be disclosed to the IRS. Treas. Reg. §§ 1.707-3(c)(2) and 1.707-8.
[9]

Treas. Reg. § 1.707-3(b)(2). It is not clear whether ordinary course redemptions should properly be treated as disguised sales. See e.g. Rev. Rul. 99-58, 1999-2 CB 701 (ruling that redemptions of stock by a corporation pursuant to an ordinary course stock repurchase plan following a reorganization are not taken into account for purposes of meeting the continuity of proprietary interest requirement applicable to tax-free reorganizations).

other than Acquiring Fund Shares in connection with the Reorganization.10 Further, immediately following its acquisition of the Acquiring Fund Shares and as part of the Reorganization, Target Fund will transfer those shares to its shareholders in complete liquidation of Target Fund. As a result, any subsequent redemption would be made by (and the proceeds thereof received by) a person other than the transferor of the Transferred Assets to Acquiring Fund. Moreover, pursuant to Treasury Regulation § 1.707-3(b)(1), a disguised sale occurs if, based on all the facts and circumstances, (i) a transfer of cash to the person transferring the property to the partnership would not have been made but for the transfer of property and (ii) in cases in which the transfers of property and cash are not made simultaneously, the subsequent transfer is not dependent on the entrepreneurial risks of partnership operations. In this case, the former shareholders of Target Fund have the same rights of redemption as all holders of interests in Acquiring Fund, and prior to any redemption will share in the performance of Acquiring Fund in the same manner as all other shareholders. And lastly we assume, with your permission, that the shareholders of Target Fund have no plan or intention (i) to redeem Acquiring Fund Shares either directly or indirectly, in connection with the Reorganization or (ii) to otherwise redeem Acquiring Fund Shares after the Reorganization other than in the ordinary course of business in connection with making required payments on the Contracts or to effect requests by Contract owners to reallocate the value of their Contracts among investment options as permitted by the Contracts. Nonetheless, there is no guidance regarding how to apply the facts and circumstances test to an open-end investment management company that transfers cash to partners in connection with the redemption of shares within two years following a transfer of property to the partnership.11

Consequently, we express no opinion as to whether section 707(a)(2)(B) may apply to treat as a sale any portion of the Reorganization. That said, we believe that in the absence of unusual facts pointing to specific situations implicating the disguised sale rules (i.e., redemptions of Acquiring Fund Shares in connection with the Reorganization), of which we are unaware, the better view is that transfers of cash from Acquiring Fund upon ordinary course redemptions in accordance with the terms of sections 2(a)(32) and 22(e) of the 1940 Act following the Reorganization are most likely not disguised sales.

[10]	Acquiring Fund will also assume all the liabilities of Target Fund in connection with the Reorganization. In certain circumstances, an assumption of liabilities by a partnership in connection with the transfer of property by a partner to the partnership could be treated as a transfer of consideration to the partner, thus potentially giving rise to a disguised sale. Treas. Reg. § 1.707-5(a). However, if (i) all the assets used in a trade or business are transferred to a partnership and (ii) liabilities assumed by the partnership were incurred in the ordinary course of such trade or business, such assumption of liabilities will not give rise to a disguised sale. Treas. Reg. § 1.707-5(a)(6)(D). In the case of the Reorganization, Target Fund will transfer all of its assets to Acquiring Fund, and Target Trust has represented that the liabilities of Target Fund to be assumed by Acquiring Fund and the liabilities, if any, to which the Transferred Assets are subject were incurred by Target Fund in the ordinary course of its business.
[11]	In addition, it is not clear whether reallocations of partnership liabilities should be treated as deemed contributions to (in cases where a partner’s share of liabilities increases due to the reallocation), and distributions from (in cases where a partner’s share of liabilities decreases due to the reallocation) the partnership, and therefore as transfers of consideration that could give rise to a disguised sale. In proposed regulations under section 707, the Service has taken the view that such deemed contributions and distributions should not be treated as resulting in transfers of consideration for purposes of the rules governing the disguised sale of a partnership interest. See, Section 707 Regarding Disguised Sales, Generally, 2004-2 C.B. 1009, 1010 (published in the Federal Register on November 26, 2004). However, the proposed regulations were subsequently withdrawn. See, Withdrawal of Notice of Proposed Rulemaking, 74 Fed. Reg. 3508, 3509 (January 21, 2009).

Recognition of Gain or Loss Upon Distribution of the Acquiring Fund Shares

Target Fund will distribute the Acquiring Fund Shares to its shareholders in liquidation. Target Fund will recognize capital gain or loss upon the distribution of the Acquiring Fund Shares except to the extent, if any, that the distribution qualifies for nonrecognition of gain treatment or is not eligible for loss recognition at the corporate level under section 337 of the Code.12 In other words, Target Fund will recognize gain or loss with respect to the distribution made to shareholders, except with respect to the distribution, if any, made to a shareholder that is an “80% distributee” within the meaning of section 337(c) of the Code, including a shareholder that owns 80% or more of the total voting power or value of the stock of Target Fund.13 The amount of capital gain or loss recognized upon liquidation will equal the value of the assets transferred to Acquiring Fund less the adjusted basis of such assets, to the extent the assets transferred do not qualify for nonrecognition treatment under section 337.14 If Target Fund recognizes net capital loss on liquidation, the loss will be available to offset net capital gain, if any, recognized during Target Fund’s final taxable year, and otherwise will expire unused.

Distribution of Gain Recognized in the Reorganization

Target Fund eliminates an entity-level tax on any net gain it recognizes upon the distribution of the Acquiring Fund Shares by making a distribution or distributions equal to the amount of such gain qualifying for the deduction for dividends paid under sections 561 and 562 of the Code (the “dividends-paid deduction”). We believe that Target Fund will distribute such net gain in a manner qualifying for the dividends-paid deduction through either (i) its distribution of the Acquiring Fund Shares in complete liquidation within 24 months of the adoption of the plan of liquidation, or (ii) its declaration of a dividend or dividends payable in Acquiring Fund Shares on or prior to the Closing Date and payment thereof, in each case in a timely manner to generate a dividends-paid deduction applicable to the taxable year in which the Fund recognized such gain.

A regulated investment company (“RIC”) satisfies its distribution requirements to qualify for tax treatment under subchapter M of the Code and to avoid entity-level taxes by making distributions that qualify for the dividends-paid deduction.15 Section 852(a)(1) states that the provisions of subchapter M shall not apply to a RIC for a taxable year unless the RIC’s deduction for dividends paid equals or exceeds 90% of the sum of its investment company taxable income (as that term is defined in Code section 852(b)(2), without regard to the deduction for dividends paid) and net tax-exempt interest income, for such year. This is called the “Distribution Requirement.” Additionally, RICs must distribute at least 98% of their income

[12]	Code § 336.
[13]	See Code §§ 332(b) and 1504(a)(2).
[14]	Code §§ 336 and 1001.
[15]	Code §§ 852 and 4982.

and gain to avoid paying an excise tax on undistributed income under section 4982 and must distribute all their income and gain to avoid any liability for income tax under Code section 852(b). In the case of corporations eligible to reduce their tax at the corporate level by distributing their income and gains, whether a distribution qualifies for the dividends-paid deduction is determined under sections 561 and 562 of the Code.

Under section 562, distributions that qualify as dividends under section 316 of the Code (“Section 316 dividends”) qualify for the dividends-paid deduction16 provided that they are not “preferential dividends,” as set forth in section 562(c). To be non-preferential, a dividend must be made pro rata, with no preference to any share as compared with other shares of the same class and with no preference to one class of stock as compared with another class, except to the extent a class is entitled to a preference.17

RICs generally distribute most of their income and gain through Section 316 dividends. A Section 316 dividend is any distribution made by a corporation to its shareholders out of its accumulated and current earnings and profits.18 Thus, a distribution by a RIC in excess of its earnings and profits will not qualify for the dividends-paid deduction and is not permitted to be used to satisfy the RIC’s distribution requirements.

Provided they are not preferential, distributions in redemption of a RIC’s shares can qualify for the dividends-paid deduction and thus can be used to meet the RIC’s Distribution Requirement and to reduce and/or eliminate the entity-level tax imposed on a RIC.19 Specifically, under section 562(b)(1)(B) of the Code, a liquidating distribution is treated as a dividend for purposes of the dividends-paid deduction to the extent of the RIC’s earnings and profits so long as the RIC is not a personal holding company.20 Further, a RIC not constituting a personal holding company that has adopted a plan of complete liquidation — even a RIC with a deficit in earnings and profits on the first day of the taxable year in which it makes the liquidating distribution — is permitted to claim a dividends-paid deduction to the extent of current earnings and profits.21 In such a case, capital losses are excluded in computing the RIC’s current earnings and profits for the taxable year in which the liquidating distribution is made.22

Target Fund’s distribution of the Acquiring Fund Shares to its shareholders, in liquidation, will qualify for the dividends-paid deduction under section 562(b)(1)(B) to the extent of Target Fund’s earnings and profits at the end of the taxable year ending on the Closing Date, including the gain recognized upon the distribution of the Acquiring Fund Shares.

[16]	Code § 562(a).
[17]	Id.
[18]	Code § 316(a). The Code does not define the term “earnings and profits.” Section 312 is the only “statutory guide” to the phrase; it provides rules explaining the effect on earnings and profits of various corporate transactions.
[19]	Code § 562(b).
[20]	Code § 562(b)(1)(B); Treas. Reg. § 1.562-1(b)(1)(ii)(b).
[21]	Treas. Reg. § 1.562-1(b)(1)(ii)(b). Current earnings and profits take into account only earnings and losses of the current tax year and do not take into account any surplus or deficit in earnings and profits from prior tax years.
[22]	Treas. Reg. § 1.562-1(b)(1)(ii)(b).

First, as part of the Agreement, Target Fund adopted a plan of complete liquidation dated as of October 9, 2012, and the Funds have represented that Target Fund will completely liquidate within 24 months of the adoption of the plan. Thus, the liquidating distribution meets the requirement of section 562(b)(1)(B) that the complete liquidation of the RIC occur within 24 months of the adoption of a plan of liquidation.

Second, as noted in the Agreement, Target Fund will receive from Acquiring Fund Acquiring Fund Shares with a net asset value equal to the net value of Target Fund assets transferred in exchange, and distribute such Acquiring Fund Shares in liquidation pro rata to its shareholders in accordance with each shareholder’s interests as a shareholder in Target Fund.23 Thus, the distribution will not be viewed as a preferential dividend under section 562(c).24

Third, Target Fund will not constitute a personal holding company for purposes of section 562 of the Code. Under section 542, subject to exceptions for certain types of corporations, if at least 60 percent of a corporation’s “adjusted ordinary gross income” (as defined in section 543(b)(2)) is classified as “personal holding company income” (as defined in section 543(a) — essentially passive income) and at any time during the last half of the taxable year more than 50 percent in value of the corporation’s outstanding stock was owned, directly or indirectly, by or for not more than five “individuals” (within the meaning of section 542(a)(2)), the corporation is a personal holding company.25 Section 544 further provides that in the case of stock owned by a corporation, the shareholders of such corporation are considered the owners of the stock in proportion to their ownership of the corporation. Target Fund makes the same representation as was made in Private Letter Rulings 200726012 and 200726013: for federal income tax purposes, all the interests in Target Fund held through a Separate Account are owned by the insurance companies, the issuers of the Contracts.26 Because each of the direct or indirect parent companies of each of the Insurance Companies is widely held, more than 50 percent of the shares of Target Fund were held for the benefit of more than five “individuals” (within the meaning of section 542(a)(2)) (i) at all times during the last half of the taxable year ending on December 31, 2012, and (ii) at all times during the short taxable year beginning on January 1, 2013, and ending on the Closing Date.27 Target Fund will therefore not constitute a personal holding company for the year in which the Reorganization occurs.28

[23]	See Sections 1.1 and 1.3 of the Form of Agreement.
[24]	Id.
[25]	Code § 542(a).
[26]	See also Rev. Rul. 74-4, 1974-1 C.B. 51 (ruling that a life insurance company was the owner of assets in the company’s general account and assets in segregated accounts); Rev. Rul. 78-204, 1978-1 C.B. 216 (ruling that a segregated asset account of a life insurance company was not taxable as an organization separate from the life insurance company).
[27]	Code § 542(a).
[28]	See Code §§ 542(a) and 544. In the alternative, even if the Contract owners whose Contracts were funded through the Separate Accounts were viewed as owners of Target Fund for purposes of section 542, Target Fund would not constitute a personal holding company for the year in which the Reorganization occurred. The Contract owners are also widely dispersed. At no time during the last half of the taxable year ending on December 31, 2012 and at no time during the short taxable year beginning on January 1, 2013 and ending on the Closing Date, was more than fifty percent of the value of the Separate Accounts through which the Insurance Companies owned shares of Target Fund held, directly or indirectly, for the benefit of five or fewer “individuals,” within the meaning of section 542(a)(2) of the Code.

Finally, the capital gain recognized by Target Fund upon the distribution of the Acquiring Fund Shares will be included in Target Fund’s earnings and profits for the taxable year ending on the Closing Date.29 Further, such earnings and profits will not be required to be reduced by any deficit in earnings and profits from prior tax years.30 Therefore, Target Fund will have enough earnings and profits to distribute all such capital gain (or, if reduced by current-year losses occurring prior to the distribution of the Acquiring Fund Shares, any net gains as are required to be distributed in order to meet the Distribution Requirement and to eliminate any tax on such gains at the Fund level) in a distribution that qualifies for a dividends-paid deduction pursuant to section 562(b)(1)(B) of the Code. As a result, the Fund will meet its Distribution Requirement and will not be subject to an entity-level tax with respect to such gains for the taxable year ending on the Closing Date.

In the unlikely event that section 562(b)(2)(B) of the Code were found not to apply to the distribution of the Acquiring Fund Shares, we believe that Target Fund would meet its Distribution Requirement and eliminate any entity-level tax thereon through dividends it has declared. On or prior to the Closing Date, Target Fund declared to Target Fund shareholders of record a dividend or dividends, pro rata in accordance with each shareholder’s interests as a shareholder in Target Fund, and payable at the Closing in the form of Acquiring Fund Shares. Such dividend or dividends are in the amount necessary to distribute all of Target Fund’s investment company taxable income (without regard to any deduction for dividends paid) and net capital gain for the taxable year beginning on January 1, 2013 and ending on the Closing Date, taking into account all other Target Fund distributions qualifying for the dividends-paid deduction under section 561 of the Code and occurring during the taxable year ending on the date of the liquidation. Such dividend or dividends, if any, therefore include any net short- or long-term capital gain that Target Fund recognizes on its distribution to its shareholders of the Acquiring Fund Shares (including any fractional shares), to the extent that any such net gains are not offset by net realized losses or capital loss carryovers or otherwise distributed in a manner qualifying for a dividends-paid deduction. Such distribution of the Acquiring Fund Shares has therefore been made out of the earnings and profits of Target Fund (i.e., the capital gains recognized upon the distribution of the Acquiring Fund Shares) and qualifies for treatment as a Section 316 dividend under the Code.31 In addition, such dividend or dividends are not “preferential” within the meaning of section 562(c). Thus, such distribution in the form of a dividend qualifies for the dividends-paid deduction under section 561(a) of the Code.

[29]	Section 312(b) states that on the distribution by a corporation, with respect to its stock, of any appreciated property, the earnings and profits will be increased by the amount of the excess of the fair market value of the property over its adjusted basis.
[30]	See footnote 21 and accompanying text.
[31]	Section 316(a)(2). The distribution of Acquiring Fund Shares would not constitute a liquidating distribution (to the extent of earnings and profits) if the distribution is made pursuant to a corporate dividend declared by Target Fund.

Opinion

Based on the foregoing, and subject to the final paragraphs hereof, we are of the opinion that, for U.S. federal income tax purposes:

(i)	Under section 723 of the Code, Acquiring Fund’s tax basis in the assets of Target Fund transferred to Acquiring Fund in the Reorganization will be the same as Target Fund’s tax basis in such assets immediately prior to the Reorganization, adjusted for (A) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (B) any other gain or loss that may be required to be recognized (1) upon the termination of a position, or (2) upon the transfer of an asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code;

(ii)	Under section 1223(2) of the Code, Acquiring Fund’s holding periods in the assets received from Target Fund in the Reorganization, other than any asset with respect to which gain or loss is required to be recognized as described in (i) above, will include Target Fund’s holding periods in such assets; and

(iii)	Under sections 852(b) and 561(a) of the Code, Target Fund’s distribution of the Acquiring Fund Shares will eliminate the tax liability of Target Fund with respect to any gain recognized upon the distribution of the Acquiring Fund Shares to Target Fund shareholders.

This opinion does not address the tax consequences of the Reorganization to the shareholders of either Fund.

You should recognize that our opinion is not binding on the IRS. No ruling has been or will be obtained from the IRS as to the subject matter of the above opinion and there can be no assurance that the IRS or a court of law will concur with such opinion.

Our opinion is based on the Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. We undertake no obligation to update or supplement this opinion to reflect any such changes that may occur.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

April 29, 2013

Columbia Variable Portfolio – Money Market Fund

Columbia Funds Variable Insurance Trust

c/o Columbia Management Investment Services Corp.

225 Franklin Street

Boston, MA 02110

Columbia Variable Portfolio – Cash Management Fund

Columbia Funds Variable Series Trust II

c/o Columbia Management Investment Services Corp.

225 Franklin Street

Boston, MA 02110

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated October 9, 2012, by and between Columbia Funds Variable Insurance Trust, a Massachusetts business trust (the “Target Trust”), on behalf of one of its series, Columbia Variable Portfolio – Money Market Fund (“Target Fund”), and Columbia Funds Variable Series Trust II, a Massachusetts business trust (the “Acquiring Trust”), on behalf of one of its series, Columbia Variable Portfolio – Cash Management Fund (“Acquiring Fund,” together with Target Fund, the “Funds”), and, solely with respect to paragraphs 7.3 and 10.2 of the Agreement, the Funds’ investment adviser, Columbia Management Investment Advisers, LLC. The Agreement describes a proposed transaction (the “Reorganization”) to occur as of the date of this letter (the “Closing Date”), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. Capitalized terms not defined herein are used herein as defined in the Agreement.

Each of Target Fund and Acquiring Fund serves as a funding vehicle for variable annuity contracts and variable life insurance contracts (each, a “Contract”) issued or administered by certain insurance companies. An insurance company establishes separate accounts, including subaccounts (the “Separate Accounts”) through which it owns shares of a Fund in order to fund the insurance company’s obligations to the holders of Contracts, under Contracts such insurance company issues or administers. References herein to “shareholders” of Target Fund or Acquiring Fund are to the Separate Accounts and other permitted shareholders, if any, that own shares in Target Fund or Acquiring Fund.

Target Fund is a series of Target Trust, which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder’s option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

Acquiring Fund is a series of Acquiring Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder’s option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement dated November 30, 2012 and such other items as we have deemed necessary to render this opinion. In addition, each of Target Fund and Acquiring Fund has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain facts, occurrences and information upon which each of Target Fund and Acquiring Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete.

Based on and subject to the foregoing and subject to the final paragraphs hereof, we are of the opinion that, for U.S. federal income tax purposes:

(iv)	The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(v)	Under Section 361 of the Code, Target Fund will not recognize gain or loss upon the transfer of Target Fund’s assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation, except for (A) any gain or loss that may be recognized on “section 1256 contracts” as defined in Section 1256(b) of the Code as a result of the closing of the tax year of Target Fund, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized (1) as a result of the closing of the tax year of Target Fund, (2) upon the termination of a position, or (3) upon the transfer of an asset regardless of whether such a transfer would otherwise be a nontaxable transaction;

(vi)	Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares pursuant to the Reorganization;

(vii)	Under Section 358 of the Code, the aggregate tax basis of Acquiring Fund Shares a Target Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor;

(viii)	Under Section 1223(1) of the Code, a Target Fund shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization will be determined by including the shareholder’s holding period for the Target Fund shares exchanged therefor, provided that the shareholder held those Target Fund shares as capital assets;

(ix)	Under Section 1032 of the Code, Acquiring Fund will not recognize gain or loss upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

(x)	Under Section 362(b) of the Code, Acquiring Fund’s tax basis in the assets of Target Fund transferred to Acquiring Fund in the Reorganization will be the same as Target Fund’s tax basis immediately prior to the transfer, increased by any gain or decreased by any loss required to be recognized as described in (ii) above;

(xi)	Under Section 1223(2) of the Code, the holding period in the hands of Acquiring Fund of each Target Fund asset transferred to Acquiring Fund in the Reorganization, other than any asset with respect to which gain or loss is required to be recognized as described in (ii) above, will include the period during which such asset was held or treated for federal income tax purposes as held by Target Fund; and

(xii)	Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service (“IRS”). In that ruling, the IRS held that the so-called “continuity of business enterprise” requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS’s conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July 2005 and subsequent private letter rulings (that indicate the IRS’s view on these issues but on which, as a matter of law, we are not permitted to rely under Code Section 6110(k)(3)) suggest that the IRS’s position on this issue is evolving: in each of these rulings, the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS’s 1987 revenue ruling were a correct statement of law, the facts of the Reorganization would be distinguishable from those in the ruling.

We believe that Acquiring Fund will continue Target Fund’s historic business, within the meaning of Treas. Reg. § 1.368-1(d), as an open-end investment company serving as a funding vehicle for variable products that meets the requirements of Rule 2a-7 of the Investment Company Act of 1940 (“Rule 2a 7”), and that seeks to maximize current income consistent with liquidity and stability of principal by investing primarily in money market securities. Although Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be in the normal course of operations (which include redemptions) and fully consistent with Acquiring Fund’s investment objectives and strategies, including those objectives and strategies it shares with Target Fund, and all proceeds generated by such dispositions not distributed, including in redemption, will be reinvested in a manner fully consistent with such policies. Based upon all the facts and circumstances including those recited above, we are of the opinion that Acquiring Fund will continue the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that, as a result, the continuity of business enterprise doctrine is fulfilled. We call to your attention the fact that there is no case law, and Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling), dealing specifically with the application of the “continuity of business enterprise” requirement to a reorganization involving two or more investment companies.

No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above. Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

April 29, 2013

Columbia Variable Portfolio – High Income Fund

Columbia Funds Variable Insurance Trust I

c/o Columbia Management Investment Services Corp.

225 Franklin Street

Boston, MA 02110

Columbia Variable Portfolio – Income Opportunities Fund

Columbia Funds Variable Series Trust II

c/o Columbia Management Investment Services Corp.

225 Franklin Street

Boston, MA 02110

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated October 9, 2012, by and between Columbia Funds Variable Insurance Trust I, a Delaware statutory trust (the “Target Trust”), on behalf of one of its series, Columbia Variable Portfolio – High Income Fund (“Target Fund”), and Columbia Funds Variable Series Trust II, a Massachusetts business trust (the “Acquiring Trust”), on behalf of one of its series, Columbia Variable Portfolio – Income Opportunities Fund (“Acquiring Fund,” together with Target Fund, the “Funds”), and, solely with respect to paragraphs 7.3 and 10.2 of the Agreement, the Funds’ investment adviser, Columbia Management Investment Advisers, LLC. The Agreement describes a proposed transaction (the “Reorganization”) to occur as of the date of this letter (the “Closing Date”), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. Capitalized terms not defined herein are used herein as defined in the Agreement.

Each of Target Fund and Acquiring Fund serves as a funding vehicle for variable annuity contracts and variable life insurance contracts (each, a “Contract”) issued or administered by certain insurance companies. An insurance company establishes separate accounts, including subaccounts (the “Separate Accounts”) through which it owns shares of a Fund in order to fund the insurance company’s obligations to the holders of Contracts, under Contracts such insurance company issues or administers. References herein to “shareholders” of Target Fund or Acquiring Fund are to the Separate Accounts and other permitted shareholders, if any, that own shares in Target Fund or Acquiring Fund.

Target Fund is a series of Target Trust, which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder’s option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

Acquiring Fund is a series of Acquiring Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder’s option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement dated November 30, 2012 and such other items as we have deemed necessary to render this opinion. In addition, each of Target Fund and Acquiring Fund has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain facts, occurrences and information upon which each of Target Fund and Acquiring Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete.

Based on and subject to the foregoing and subject to the final paragraphs hereof, we are of the opinion that, for U.S. federal income tax purposes:

(xiii)	The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(xiv)	Under Section 361 of the Code, Target Fund will not recognize gain or loss upon the transfer of Target Fund’s assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation, except for (A) any gain or loss that may be recognized on “section 1256 contracts” as defined in Section 1256(b) of the Code as a result of the closing of the tax year of Target Fund, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized (1) as a result of the closing of the tax year of Target Fund, (2) upon the termination of a position, or (3) upon the transfer of an asset regardless of whether such a transfer would otherwise be a nontaxable transaction;

(xv)	Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares pursuant to the Reorganization;

(xvi)	Under Section 358 of the Code, the aggregate tax basis of Acquiring Fund Shares a Target Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor;

(xvii)	Under Section 1223(1) of the Code, a Target Fund shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization will be determined by including the shareholder’s holding period for the Target Fund shares exchanged therefor, provided that the shareholder held those Target Fund shares as capital assets;

(xviii)	Under Section 1032 of the Code, Acquiring Fund will not recognize gain or loss upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

(xix)	Under Section 362(b) of the Code, Acquiring Fund’s tax basis in the assets of Target Fund transferred to Acquiring Fund in the Reorganization will be the same as Target Fund’s tax basis immediately prior to the transfer, increased by any gain or decreased by any loss required to be recognized as described in (ii) above;

(xx)	Under Section 1223(2) of the Code, the holding period in the hands of Acquiring Fund of each Target Fund asset transferred to Acquiring Fund in the Reorganization, other than any asset with respect to which gain or loss is required to be recognized as described in (ii) above, will include the period during which such asset was held or treated for federal income tax purposes as held by Target Fund; and

(xxi)	Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service (“IRS”). In that ruling, the IRS held that the so-called “continuity of business enterprise” requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS’s conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July 2005 and subsequent private letter rulings (that indicate the IRS’s view on these issues but on which, as a matter of law, we are not permitted to rely under Code Section 6110(k)(3)) suggest that the IRS’s position on this issue is evolving: in each of these rulings, the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS’s 1987 revenue ruling were a correct statement of law, the facts of the Reorganization would be distinguishable from those in the ruling.

We believe that Acquiring Fund will continue Target Fund’s historic business, within the meaning of Treas. Reg. § 1.368-1(d), as an open-end investment company serving as a funding vehicle for variable products that seeks total return through current income and capital appreciation, by investing primarily in below-investment grade debt securities. Although Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be in the normal course of operations (which include redemptions) and fully consistent with Acquiring Fund’s investment objectives and strategies, including those objectives and strategies it shares with Target Fund, and all proceeds generated by such dispositions not distributed, including in redemption, will be reinvested in a manner fully consistent with such policies. Based upon all the facts and circumstances including those recited above, we are of the opinion that Acquiring Fund will continue the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that, as a result, the continuity of business enterprise doctrine is fulfilled. We call to your attention the fact that there is no case law, and Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling), dealing specifically with the application of the “continuity of business enterprise” requirement to a reorganization involving two or more investment companies.

No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above. Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP